UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):   December 31, 2012

DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

322 South Main Street, Greenville, South Carolina	29.601
(Address of principal executive offices)	(Zip Code)

(864) 232-5200
(Registrant's Telephone Number Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 31, 2012, Delta Apparel, Inc. (the “Company”) entered into Employment and Non-Solicitation Agreements (the “Agreements”) with each of the following Named Executive Officers (each an “NEO”): Deborah H. Merrill, Vice President, Chief Financial Officer and Treasurer of the Company; Steven E. Cochran, President of Delta Activewear; and Martha M. Watson, Vice President and Chief Human Resources Officer of the Company. The Agreements replace and supersede any prior employment agreements between the Company and each NEO. The Agreements are identical to one another except for the employees’ job titles and base salaries.
Unless earlier terminated in accordance with its terms, each Agreement will continue until December 31, 2015. The Agreements provide that each NEO will receive an annual base salary of not less than the following: Deborah H. Merrill, $320,000; Steven E. Cochran, $335,000; and Martha M. Watson, $275,000. The base salary will be reviewed annually and is subject to upward adjustment at the discretion of the Chairman and Chief Executive Officer of the Company, subject to approval by the Compensation Committee of the Company’s Board of Directors.
Each Agreement provides that the NEO is entitled to participate in the Company’s Short-Term Incentive Compensation Plan, to receive such executive fringe benefits as are provided to executives in comparable positions at the Company, and to receive such other benefits as are customarily available to executives of the Company, including, without limitation, vacations and life, medical and disability insurance.
If the NEO dies during the term of the Agreement, the Company will continue to pay the base salary in effect at the time of death to the NEO’s estate for six months. If the NEO becomes disabled (as defined in the Agreement) during the term, and the Company terminates the NEO’s employment, the NEO will continue to receive base salary and benefits for a period of six months from the date of termination of employment.
The Company may terminate the NEO’s employment with or without cause upon written notice, and the NEO may terminate employment with the Company upon 60 days’ prior written notice. If the Company terminates the NEO’s employment without Cause (as defined in the Agreement) or the NEO terminates employment as a result of an uncured material breach of the Agreement by the Company, and in each case no Change of Control (as defined in the Agreement) has occurred, then the NEO is entitled to receive base salary and incentive compensation ranging from 3 months base salary and 25% of the Short-Term Incentive Compensation for the most recent full fiscal year if the NEO was employed for less than one year, up to 12 months base salary and 100% of the Short-Term Incentive Compensation for the most recent full fiscal year if the NEO was employed for three or more years. To the extent permitted under Internal Revenue Code (“IRC”) Section 409A, the sum of applicable base salary and incentive compensation will be divided into equal monthly payments and paid to the NEO over the applicable payout period, depending on the NEO’s years of service at the time of termination. To the extent permitted under IRC Section 409A, the Company will also provide the NEO with group life and disability coverage during the applicable payout period and make the NEO’s COBRA payments for medical insurance (less the amounts active employees are required to pay for medical insurance) during the applicable payout period. Each Agreement conditions the receipt of these amounts and benefits upon the NEO’s execution of a release meeting specified criteria.
If within one year after a Change of Control (as defined in the Agreement), the NEO terminates employment for Good Reason (as defined in the Agreement) or the Company terminates the NEO’s employment for any reason other than Cause (as defined in the Agreement), death or disability, then the NEO is entitled to receive a lump sum amount equal to one times the NEO’s base salary as of the date of termination and an amount equal to the Short-Term Incentive Compensation received by the NEO for the most recent full fiscal year prior to termination. The Company will also provide out-placement assistance and continued coverage under the Company’s various welfare and benefit plans in effect at the time of termination for 12 months. These termination payments are subject to reduction to avoid constituting an “excess parachute payment” under IRC Section 280G and each Agreement conditions the receipt of these amounts and benefits upon the NEO’s execution of a release meeting specified criteria.
During the term of the Agreement and in certain circumstances, for a period of 4 months after termination of the NEO’s employment, the NEO is subject to non-competition restrictions. During the term of the Agreement and for a period of two years after expiration of the Agreement or termination of the NEO’s employment, the NEO is subject to non-solicitation restrictions. The Agreement restricts the NEO from disparaging the Company and from disclosing the Company’s confidential information and trade secrets.
The Employment and Non-Solicitation Agreements are attached as exhibits to this Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Employment and Non-Solicitation Agreement dated as of December 31, 2012, between Delta Apparel, Inc. and Deborah H. Merrill
10.2	Employment and Non-Solicitation Agreement dated as of December 31, 2012, between Delta Apparel, Inc. Steven E. Cochran
10.3	Employment and Non-Solicitation Agreement dated as of December 31, 2012, between Delta Apparel, Inc. and Martha M. Watson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	January 2, 2013	/s/ Justin M. Grow
Justin M. Grow
General Counsel & Corporate Secretary